Exhibit 10(b)

SECOND AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT

This second amended and restated agreement (the “Agreement”) is made as of the 31st day of December, 2008, by and between CONSTELLATION ENERGY GROUP, INC. (the “Company”) and Michael J. Wallace (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Change in Control Severance Agreement dated as of August 9, 2004 (the “Original Agreement”);

WHEREAS, the Company and the Executive are parties to an Amended and Restated Change in Control Severance Agreement dated as of December 20th, 2005, and modified by letter agreement dated February 15, 2006 (“the Amended Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Amended Agreement so that the Amended Agreement will be replaced in its entirety with this Agreement;

WHEREAS, the Company wishes to encourage the orderly succession of management in the event of a Change in Control (as hereinafter defined);

WHEREAS, the Company desires to maintain a severance benefit for the Executive covering the period from the date of a Change in Control until the end of the twenty-four month period following the date of a Change in Control, to avoid the loss or the serious distraction of the Executive to the detriment of the Company and its stockholders prior to and during such period when the Executive’s undivided attention and commitment to the needs of the Company would be particularly important;

WHEREAS, the Executive desires to devote the Executive’s time and energy for the benefit of the Company and its stockholders and not to be distracted as a result of a Change in Control.

NOW, THEREFORE, the parties agree as follows:

1.                                       Definitions.

1.1                                 Annual Award Amount.  The term “Annual Award Amount” means, as of the applicable date of determination, the average of the two highest annual incentive awards under the Company’s annual incentive plan (or the annual incentive plan maintained by a successor Company or a Subsidiary) payable or actually paid under the terms of such annual incentive plan for the performance year during which the date of determination occurs, and in respect of the last four years to the Executive prior to the date of determination; provided, however, that (a) if the Executive has not been employed by the Company or a Subsidiary for a sufficient length of time to have been eligible for payment of at least two annual incentive awards, deemed target award payout shall be used for the one or two years for which the Executive was not so eligible, except that the maximum payout shall be used for the performance year in which the date of determination occurs; (b) for any year during which an annual incentive award was paid or is payable to the Executive that was prorated because of less than a year of plan participation, such award shall be annualized, except that for the year in which the date of determination occurs, the maximum payout shall be used; and (c) for any year during which a guaranteed minimum annual incentive award amount was paid or is payable to the Executive, such full (not prorated because of less than a full year of plan participation) guaranteed annual incentive amount shall be used for such year.

1.2                                 Board.  The term “Board” means the Board of Directors of the Company.

1.3                                 Cause.  The term “Cause” means the occurrence of any one or more of the following:

(a)                                  The Executive is convicted of a felony involving moral turpitude or that involves the misappropriation of property of the Company or a Subsidiary; or

(b)                                 The Executive engages in conduct or activities that constitutes disloyalty to the Company or a Subsidiary and such conduct or activities are materially damaging to the property, business or reputation of the Company or a Subsidiary; or

(c)                                  The Executive persistently fails or refuses to comply with any written direction of an authorized representative of the Company other than a directive constituting an assignment described in Section 1.7(a); or

(d)                                 The Executive embezzles or knowingly, and with intent, unlawfully appropriates any corporate opportunity of the Company or a Subsidiary.

A termination of the Executive’s employment for Cause for purposes of this Agreement shall be effected in accordance with the following procedures.  The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause.  The “Board Meeting for Cause” means a meeting of the Board at which the Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause.  The Executive’s Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

Notwithstanding the foregoing, no event described hereunder shall constitute Cause if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Executive within ten (10) days after receipt of the Notice of Termination for Cause by the Executive from the Company.

1.4                                 Change in Control.  The term “Change in Control” means the occurrence of any one of the following events:

(a)                                  individuals who, on January 24, 2003, constitute the Board (the ‘‘Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 24, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)                                 any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(c)                                  there is consummated a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)                                 the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

1.5                                 Effective Date.  The term “Effective Date” means the first date during the term of this Agreement on which a Change in Control occurs provided that the Executive is employed by the Company or a Subsidiary on such date.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company or a Subsidiary has terminated for any reason prior to the first date on which a Change in Control occurs, this Agreement shall be null and void as of the date of such termination of employment; provided, however, that if it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

1.6                                 Eligible to Retire.  The term “Eligible to Retire” means an Executive who has met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

1.7                                 Good Reason.  The term “Good Reason” means, without the Executive’s express written consent, the occurrence after the Effective Date of any one or more of the following:

(a)                                  The assignment to the Executive of duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company or a Subsidiary immediately prior to the Effective Date, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect immediately prior to the Effective Date, (including as a type of such reduction or alteration for an Executive who is an officer of a publicly traded company immediately prior to the Effective Date, the Executive occupying the same position or title but with a company whose stock is not publicly traded) unless such act is remedied by the Company or such Subsidiary within 10 business days after receipt of written notice thereof given by the Executive; or

(b)                                 A reduction by the Company or a Subsidiary of the Executive’s base salary in effect immediately prior to the Effective Date or as the same shall be increased from time to time, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company or such Subsidiary); or

(c)                                  The relocation of the Executive’s office more than 50 miles from the Executive’s office immediately prior to the Effective Date; or

(d)                                 Failure of the Company or a Subsidiary (whichever is the Executive’s employer) to provide (i) the Executive the opportunity to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company or such Subsidiary to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary, and (ii) the Executive and/or the Executive’s family, as the case may be, the opportunity to participate in, and receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company or such Subsidiary, including, without limitation, medical, prescription, dental, disability, sick benefits, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary; or

(e)                                  Failure of the Company or a Subsidiary (whichever is the Executive’s employer) to provide the Executive such perquisites as the Company or such Subsidiary may establish from time to time which are commensurate with the Executive’s position and at least comparable to those received by other senior executives at the Company or such Subsidiary; or

(f)                                    The aggregate benefits provided to the Executive by the Company following a Change in Control are materially less than the aggregate benefits made available to the Executive immediately prior to such Change in Control; or

(g)                                 The failure by the Company to comply with paragraph (c) of Section 14 of this Agreement; or

(h)                                 Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided, however, a termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, at any time during the Protection Period, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied.  Unless the parties agree otherwise, a termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given during which time the Company shall have the opportunity to remedy the conduct, unless the notice sets forth a later date (which date shall in no event be later than sixty (60) days after the notice is given); provided, however, that no event described hereunder shall constitute Good Reason if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company within ten (10) days after receipt of the Notice of Termination for Good Reason by the Company from the Executive.  If the Executive continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, it will be in no way considered a waiver of the Executive’s right to terminate his employment at any time during the Protection Period for Good Reason in connection with such event.

1.8                                 Ineligible to Retire.  The term “Ineligible to Retire” means an Executive who has not met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non—qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

1.9                                 Qualifying Termination.  The term “Qualifying Termination” means

(a)                                  The occurrence of any one or more of the following employment termination events during the period beginning with the Effective Date and ending on the second anniversary of such date, shall constitute a “Qualifying Termination”:

(i)                                     The Company’s termination of the Executive’s employment without Cause (as defined in Section 1.3); or

(ii)                                  The Executive’s resignation for Good Reason (as defined in Section 1.7).

(b)                                 A Qualifying Termination shall not include a termination of employment by reason of death, disability, the Executive’s voluntary termination of employment without Good Reason, or the Company’s termination of the Executive’s employment for Cause.

(c)                                  The date of a Qualifying Termination shall be the date the Executive has a separation from service under Internal Revenue Code Section 409A and the regulations thereunder.

1.10                           Protection Period.  The Term “Protection Period” means the two (2) year period commencing on the Change in Control and ending on the second anniversary of the Change in Control.

1.11                           Subsidiary.  The term “Subsidiary” means any corporation with respect to which the Company owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.                                       Severance Benefits for an Executive Ineligible to Retire.  Upon the occurrence of a Qualifying Termination with respect to an Executive who is Ineligible to Retire:

(a)                                  Severance Payment.  The Company shall pay to the Executive an amount equal to three times the sum of (i) the greater of (A) the Executive’s annual base salary as of immediately prior to the occurrence of the Change of Control or (B) the Executive’s annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.7(b) above that would constitute Good Reason) and (ii) the greater of (A) the Annual Award Amount, determined with the date of the Change of Control as the date of determination, or (B) the Annual Award Amount, determined with the date of the Qualifying Termination as the date of determination.  The payment shall be made in a lump sum after the Qualifying Termination, and within 5 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

(b)                                 Supplemental Retirement Benefits.  For purposes of determining the Executive’s supplemental retirement benefits which the Executive is entitled to under the Company’s supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive’s service percentage shall be computed by adding three years of executive-level service to the Executive’s actual service, provided that the Executive’s service percentage shall not be deemed to be less than 40%; (ii) any minimum age and service eligibility requirements for such benefits shall be waived and such benefits shall be fully vested; (iii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan and (iv) for purposes of computing the present value of the benefit to be paid to the Executive at age 62, three years will be added to the Executive’s age.  Notwithstanding the foregoing, on a Qualifying Termination, the Executive will be entitled to receive an amount equal to the greater of (i) the amount that would have been payable under this Section 2(b) under the supplemental non-qualified retirement plan in which he participated had the Qualifying Termination occurred on the Change in Control or (ii) the amount payable under this Section 2(b) under the supplemental non-qualified retirement plan in which he participated as of the date of the Qualifying Termination.

(c)                                  Severance Health Benefits.  Commencing upon a Qualifying Termination and continuing through the third anniversary of such Qualifying Termination, the Executive and/or the Executive’s family, as the case may be, shall receive all medical and dental benefits and any life insurance coverage provided to active employees of the Company, and such benefits shall be provided on an insured basis. In addition, if the Executive has attained age fifty (50) as of his Qualifying Termination (or would have attained age fifty (50) had he remained employed through the period ending on the third anniversary of his Qualifying Termination), the Company shall make available to the Executive insured medical and dental benefits at prevailing retiree coverage rates (based on the executive’s age and deemed service on the third anniversary of his Qualifying Termination), beginning upon the third anniversary of the Executive’s Qualifying Termination and lasting for the Executive’s life. The Executive must elect retiree medical and dental coverage within five (5) years after the third anniversary of his Qualifying Termination, in order to be entitled to the benefit described in the second sentence of this paragraph, and will commence receiving such coverage effective as soon as practicable after the date of such election in accordance with the terms of the applicable retiree medical and dental programs.  If the Company either cannot, or chooses not to, provide the benefits in the first or second sentences, as applicable, the Company may provide such benefits on a non-insured basis or may instead provide adequate compensation to the Executive such that he may purchase the benefit from a 3rd party on a tax neutral basis.

(d)                                 Release.  The benefits described in this Section 2 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company a mutual release and waiver of legal claims, including those against the Company and its Subsidiaries, in the form attached hereto. Following receipt of the Executive’s signed mutual release pursuant to this Agreement, which release shall be delivered to the Company no later than sixty (60) days following the date of the Qualifying Termination (absent the existence of a material dispute between the parties regarding the benefits), the Company shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive.  If the Company fails to execute such release within the time frame established by the preceding sentence, the release shall be deemed to have been signed by the Company and shall be fully enforceable by each party against the other.

(e)                                  Benefits Paid to Estate of Executive on Death. If the Executive dies (i) after termination of the Executive’s employment without Cause or (ii) after providing the Company with Notice of Termination for Good Reason during the Protection Period and a Good Reason event has occurred, but before all payments or benefits due to him under this Agreement have been paid, then in such case any payments and benefits due to him at the time of his death under this Agreement, shall be paid to his estate in accordance with the same terms as described in the provisions of this Agreement. Such benefits shall expressly include continuation of any severance health benefits for which the Executive was eligible under Section 2(c) for the Executive’s family.

3.                                       Severance Benefits for an Executive Eligible to Retire.  Upon the occurrence of a Qualifying Termination with respect to an Executive who is Eligible to Retire:

(a)                                  Severance Payment.  The Company shall pay to the Executive an amount equal to the amount determined under Section 2(a) of this Agreement.  The payment shall be made in a lump sum after the Qualifying Termination, and within 5 business days after the Company receives the executed agreement referred to in Section 3(e) below, but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

(b)                                 Supplemental Retirement Benefits.  For purposes of determining the Executive’s supplemental retirement benefits which the Executive is entitled to under the Company’s supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive’s service percentage shall be computed by adding three years of executive-level service to the Executive’s actual service, provided that the Executive’s service percentage shall not be deemed to be less than 40%; (ii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan; and (iii) for purposes of computing the present value of the benefit to be paid to the Executive at age 62, three years will be added to the Executive’s age.   Notwithstanding the foregoing, on a Qualifying Termination, the Executive will be entitled to receive an amount equal to the greater of (i) the amount that would have been payable under this Section 3(b) under the supplemental non-qualified retirement plan in which he had participated had the Qualifying Termination occurred on the Change in Control or (ii) the amount payable under this Section 3(b) under the supplemental non-qualified retirement plan in which he participated as of the date of the Qualifying Termination.

(c)                                  Severance Health Benefits.  Commencing upon a Qualifying Termination and continuing through the third anniversary of such Qualifying Termination, the Executive and/or the Executive’s family, as the case may be, shall receive all medical and dental benefits and any life insurance coverage provided to active employees of the Company, and such benefits shall be provided on an insured basis.  In addition, if the Executive has attained age fifty (50) as of his Qualifying Termination (or would have attained age fifty (50) had he remained employed through the period ending on the third anniversary of his Qualifying Termination), the Company shall make available to the Executive insured medical and dental benefits at prevailing retiree coverage rates (based on the executive’s age and deemed service on the third anniversary of his Qualifying Termination), beginning upon the third anniversary of the Executive’s Qualifying Termination and lasting for the Executive’s life. The Executive must elect retiree medical and dental coverage within five (5) years after the third anniversary of his Qualifying Termination, in order to be entitled to the benefit described in the second sentence of this paragraph, and will commence receiving such coverage effective as soon as practicable after the date of such election in accordance with the terms of the applicable retiree medical and dental programs. If the Company either cannot, or chooses not to, provide the benefits in the first or second sentences, as applicable, the Company may provide such benefits on a non-insured basis or may instead provide adequate compensation to the Executive such that he may purchase the benefit from a 3rd party on a tax neutral basis.

(d)                                 Release.  The benefits described in this Section 3 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company a mutual release and waiver of legal claims, including those against the Company and its Subsidiaries, in the form attached hereto. Following receipt of the Executive’s signed mutual release pursuant to this Agreement, which release shall be delivered to the Company no later than sixty (60) days following the date of the Qualifying Termination (absent the existence of a material dispute between the parties regarding the benefits), the Company shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive.  If the Company fails to execute such release within the time frame established by the preceding sentence, the release shall be deemed to have been signed by the Company and shall be fully enforceable by each party against the other.

(e)                                  Benefits Paid to Estate of Executive on Death. If the Executive dies (i) after termination of the Executive’s employment without Cause or (ii) after providing the Company with Notice of Termination for Good Reason during the Protection Period and a Good Reason event has occurred, but before all payments of benefits due to him under this Agreement have been paid, then in such case any payments and benefits due to him at the time of his death under this Agreement, shall be paid to his estate in accordance with the same terms as described in the provisions of this Agreement. Such benefits shall expressly include continuation of any severance health benefits for which the Executive was eligible under Section 3(c) for the Executive’s family.

4.                                       Grant of Replacement Options upon a Change in Control. Some or all of the outstanding options to purchase common stock of the Company outstanding under the Company’s equity compensation plans (the “Equity Plans”) as of the occurrence of a Change in Control will be cashed-out in accordance with the terms of the applicable plans in connection with any Change in Control (the “Cashed-Out Options”).  As soon as practicable following the occurrence of a Change in Control, the Company shall, subject to shareholder approval, cause the applicable committee or committees administering the Equity Plans to grant the Executive additional stock options (the “Replacement Options”) to purchase common stock of the Company (or, if the Company is not the surviving entity in connection with a Change in Control, common stock of the surviving entity).  The

Replacement Options will (i) be granted on substantially the same terms and conditions as the Cashed-Out Options (including provisions related to the term), (ii) have an exercise price equal to the greater of (A) the fair market value of the underlying common stock at the time of grant and (B) the exercise price of the Cashed-Out Options to which they relate, as adjusted to take into account the transaction or transactions that resulted in the Change in Control, (iii) relate to the same number of shares as the Cashed-Out Options (as adjusted to take into account the transaction or transactions that resulted in the Change in Control), (iv) vest in accordance with the terms of the schedule of the Cashed-Out Options to which they relate (excluding any vesting that occurs as a result of such Change in Control and, for purposes of determining the vesting schedule, the Replacement Options will be deemed to have been granted at the time of grant of the Cashed-Out Options to which they relate), and (v) will remain exercisable for the same period as the Cashed-Out Options would have been exercisable had they not been terminated. The Replacement Options shall vest in full as of a Qualifying Termination.  Notwithstanding anything to the contrary set forth herein, the Replacement Options will not vest in connection with a subsequent transaction (the “Subsequent Transaction”) following the Change in Control in which such Replacement Options were granted (the “Initial Change in Control”) that would constitute a Change in Control if such Subsequent Transaction merely increases the percentage ownership of common stock of the Company held by the person or entity whose initial acquisition of common stock of the Company triggered the Initial Change in Control.

5.                                       Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or a successor company or a Subsidiary (whichever is the Executive’s employer) for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or a successor Company or such Subsidiary.  However, if the Executive receives severance benefits under this Agreement, the Executive is not also entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company or a Subsidiary.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including, but not limited to any restricted stock or stock option agreements), deferred compensation and other benefit programs listed in Section 1.7(d), life insurance coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or a successor Company or such Subsidiary on or after the date of the Qualifying Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

6.                                       Full Settlement.  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

7.             Certain Additional Payments by the Company.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution (including an acceleration of vesting, or a lapse of restrictions on amounts otherwise subject to vesting) by the Company to or for the benefit of the Executive (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereon) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                 Subject to the provisions of paragraph (c) of this Section 7, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms (commonly referred to, as of the date hereof, as a Big Four firm) designated by the Executive and approved by the Company (which approval shall not be unreasonably withheld) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the change of control, the Executive shall designate another Big Four accounting firm (subject to the approval of the Company, which approval shall not be unreasonably withheld) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after—tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph (c) of Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise

Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly take all necessary action to obtain such refund and (subject to the Company’s complying with the requirements of paragraph (c) of this Section 7) upon receipt of such refund shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  Notwithstanding anything herein to the contrary, the Company shall pay all amounts that it is required to pay to or on behalf of the Executive under the foregoing provisions of this Section 7 not later than the end of the calendar year following (1) the calendar year in which the related Taxes are remitted to the applicable taxing authority, or (2) in the case of amounts relating to a claim described in Section 7(c) that does not result in the remittance of any Taxes, the calendar year in which the claim is finally settled or otherwise resolved.

8.             Certain Additional Agreements under Section 409A.

(a)                                  In the event the payment of any amounts under this Agreement would be treated as non-qualified deferred compensation under Section 409A of the Code, such payment will be delayed for six (6) months after the date of the Executive’s Qualifying Termination if required in order to avoid additional tax under Section 409A of the Code; provided, however, that if the Executive incurs a separation from service within the meaning of Code section 409A prior to his Qualifying Termination, then such six (6) month delay period shall commence with the date of his prior separation from service.  If the Executive dies within six (6) months following a Qualifying Termination (or his prior separation from service, if applicable), any such delayed payments shall not be further delayed, and shall be immediately payable to the Executive’s estate in accordance with the applicable provisions of this Agreement.

(b)                                 The Company intends that this Agreement will comply and be administered in accordance with the rules and requirements of Section 409A of the Code, including the applicable exemptions thereunder.  The Company will not take any action that would expose any payment or benefit to the Executive under this Agreement or under any plan, arrangement or other agreement to the additional tax imposed under Section 409A of the Code, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which the Executive is a party, (ii) the Executive requests the action, (iii) the Company advises the Executive in writing that the action may result in the imposition of the additional tax and (iv) the Executive subsequently requests the action in a writing that acknowledges that he will be responsible for any effect of the action under Section 409A of the Code.  The Company will hold the Executive harmless for any action it may take in violation of this paragraph.

(c)                                  It is the parties’ intention that the benefits and rights to which the Executive could become entitled in connection with the termination of employment covered under this Agreement comply with Section 409A of the Code, including the applicable exemptions thereunder.  If the Executive or the Company believes, at any time, that any of such benefit or right does not so comply, he or it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on the Executive and on the Company).

(d)                                 Any obligation of the Company to reimburse the Executive for legal, accounting or any other type of professional fees shall continue for the Executive’s life and, if later, until the complete disposition of all relevant claims.  In addition, all benefits in the nature of reimbursements or in-kind services shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) to the extent applicable.  For this purpose, (i) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (ii) the reimbursement of any expense shall be made promptly, but in no event later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

(e)                                  Each payment made pursuant to Sections 2(a) or (c) and Sections 3(a) or (c) shall constitute a separate payment for 409A purposes.

(f)                                    Any payment made pursuant to this Agreement that would constitute a gross-up payment under Treasury Regulation 1.409A-3(i)(1)(v) shall be made in accordance with the timing requirements set forth in that regulation.

9.             Termination of Agreement.  This Agreement shall remain in effect from the date hereof until the last day of the twenty-fourth calendar month following the date of a Change in Control.  Further, upon a Qualifying Termination, this Agreement shall continue until the Company or its successor shall have fully performed all of its obligations thereunder with respect to the Executive, with no future performance being possible.  This Agreement may be terminated at any time by the Board with the written consent of the Executive.  Notwithstanding the foregoing, this Agreement shall automatically terminate upon cessation of Executive’s employment with the Company and its Subsidiaries prior to the Effective Date.

10.           Amendment of Agreement.  This Agreement may be amended at any time by the Board with the written consent of the Executive.

11.           Construction.  Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

12.           Governing Law.  This Agreement shall be governed by the laws of Maryland.

13.           Dispute Resolution.  The parties agree that any disputes, claims, complaints or causes of action of any type or kind (including but not limited to any disputes relating in any way to this Agreement) which the parties may have between themselves shall be resolved by final and binding arbitration using a single arbitrator from the American Arbitration Association pursuant to its then existing commercial arbitration rules. The arbitration proceedings shall be conducted in Baltimore, Maryland, unless the parties mutually agree in writing to a different location. Prior to presiding over any such dispute, any arbitrator shall be required to consent in writing that he or she shall reach a final decision within four (4) months after a claim has been filed and within sixty (60) days after final submission. Any award rendered in the arbitration may be enforced in any court of competent jurisdiction. Pending the resolution of any such claim or dispute, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.

14.           Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

15.           Director & Officer Insurance and Indemnification.  During the Protection Period and, upon a Qualifying Termination, for so long thereafter as the Executive could be subject to liability, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive for claims relating to the Executive’s service as an employee, officer, or director of the Company, on terms and conditions no less favorable to the Executive (e.g., with respect to scope, amounts and deductibles) provided to then-existing officers and directors of the Company.  The Company shall indemnify the Executive to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby.  The Company will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.   The indemnification and advance of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, shall continue in respect of all events occurring while the Executive was a director of or employed by the Company after the Executive has ceased to be a director of or employed by the Company, and shall inure to the benefit of the estate, heirs, executors and administrators of the Executive.

16.           Reimbursement of Legal Fees.  The Company will pay all reasonable fees and expenses, if any (including without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

17.           Notice.  Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company, or in the case of the Company, to its principal offices.

18.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

19.           Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

20.           Entire Agreement.  Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between the Executive and the Company or a Subsidiary, concerning the subject matter hereof.

21.           Alienability.  The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

22.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Senior Vice President

/s/ Michael J. Wallace
Michael J. Wallace